NEWS

FOR IMMEDIATE RELEASE	CONTACTS
August 11, 2014	Jalpa Nazareth
(Investor Inquiries)

Chris Bohanon
(Media Inquiries)

202-872-7700

Farmer Mac Reports Second Quarter 2014 Results --
Core Earnings of $23.2 million on Favorable Credit, Wider Spreads, and Tax Benefit

Washington, DC - The Federal Agricultural Mortgage Corporation (Farmer Mac; NYSE: AGM and AGM.A) today announced its second quarter 2014 results, which included continued strong portfolio credit quality and widening net effective spread. Farmer Mac's second quarter 2014 core earnings, a non-GAAP measure, were $23.2 million ($2.05 per diluted common share), compared to $16.5 million ($1.48 per diluted common share) in second quarter 2013 and $11.0 million ($0.97 per diluted common share) in first quarter 2014. The recognition of an $11.6 million tax benefit related to a cash management initiative established in second quarter 2014 was a significant contributor to the increase in core earnings this quarter. Other key drivers of this increase included releases of allowance for losses primarily related to a reduction in exposure to ethanol loans, widening of net effective spread, and net growth in Farm & Ranch loans. During second quarter 2014, Farmer Mac continued to strengthen its capital position through the issuance of $75.0 million of fixed-to-floating rate perpetual preferred stock, bringing Farmer Mac's total preferred stock issuances for 2014 to $150.0 million.
Farmer Mac's net income attributable to common stockholders for second quarter 2014 was $20.2 million ($1.78 per diluted common share), compared to $27.7 million ($2.48 per diluted common share) for the same period in 2013. The decrease compared to the previous year quarter was mostly attributable to the effects of unrealized fair value changes on financial derivatives and hedged assets, which was a $3.1 million after-tax loss in second quarter 2014, compared to a $11.0 million after-tax gain in second quarter 2013. Also contributing to the decrease were smaller gains on sales of investment securities of $2.9 million (offset by capital loss carryforwards), an increase in preferred stock dividends of $1.4 million, increases in operating expenses of $0.6 million after-tax, and smaller gains on sales of REO of $0.6 million after-tax. The decrease was offset in part by federal income tax benefits of $11.6 million (related to Farmer Mac's cash management and liquidity initiative established in second quarter 2014) attributable to utilization of capital loss carryforwards that previously had a full valuation allowance against them and $1.2 million after-tax in releases from the allowance for losses. Farmer Mac recognized this tax benefit through a reduction in the valuation allowance for its deferred tax assets because it now believes it will realize deferred tax benefits related to capital loss carryforwards.
Second quarter 2014 core earnings of $23.2 million increased $6.7 million as compared to second quarter 2013. The most significant components of this increase were the tax benefits and releases from the allowance for losses described above, as well as an increase in net effective spread of $0.2 million after-tax. The year-over-year increase in core earnings was offset in part by the smaller gains on sales of investment securities, increase in preferred stock dividends, increases in operating expenses, and smaller gains on sales of REO during second quarter 2014, all as described above. Net effective spread was $26.3 million (84 basis points) in second quarter 2014, compared to $26.1 million (87 basis points) in second quarter 2013, with the growth in dollars primarily attributable to net growth in Farm & Ranch loans and the decrease in basis points primarily attributable to repayments of Farm & Ranch loans during the second half of 2013 and the first half of 2014 that had higher historical spreads than loans added during the period. The increase in preferred stock dividends primarily related to the issuance of Series B Preferred Stock during first quarter 2014.
Second quarter 2014 core earnings increased $12.2 million compared to first quarter 2014. The key drivers of this increase were the tax benefits described above (net increase of $10.7 million), releases from the allowance for losses of $2.1 million after-tax, and an increase in net effective spread of $1.7 million after-tax. Second quarter 2014 net effective spread increased $2.6 million (9 basis points) compared to the $23.7 million (75 basis points) recorded in first quarter 2014. This growth was primarily attributable to the expiration of legacy funding related to early refinancing of AgVantage securities and recasting of certain Rural Utilities loans in first quarter 2014 ($0.8 million after-tax), an increase in spreads on recently refinanced assets, seasonally lower loan repayments typical for the second quarter of the year, and net growth in Farm & Ranch loans. The increase in net effective spread was partially offset by increased operating expenses of $0.9 million ($0.6 million after-tax) and increased preferred stock dividend expense of $1.4 million.
Farmer Mac's President and Chief Executive Officer Tim Buzby stated, "Farmer Mac had a very strong second quarter on a number of fronts, including credit quality, net effective spread, core earnings, and capital. During second quarter 2014, credit quality remained strong, net effective spread recovered and widened, and Farmer Mac also earned significant income tax benefits from a cash management and liquidity initiative, all of which contributed to a record core earnings of $23.2 million. The tax benefits, which we describe in detail in our second quarter 10-Q filing, were material, but the fundamental items driving second quarter performance were also strong. Net effective spread grew $2.6 million compared to first quarter 2014 due to expiration of legacy funding, wider spreads on recently refinanced assets, lower repayments, and good net growth in higher-margin Farm & Ranch loans. We also enhanced our capital position for the second time this year through the issuance of an additional $75 million of fixed-to-floating rate perpetual preferred stock in June. We have now completed our intended capital raises in anticipation of calling $244 million of other preferred stock that will become callable in March 2015 and do not anticipate needing to issue any additional equity to accomplish this redemption. Once the redemption is complete, the annual net cost of our preferred stock dividends will be $13.2 million, compared to $27.3 million after-tax today, and $18.0 million after-tax in 2013. Farmer Mac remains committed to fulfilling its mission of increasing the availability of credit to maintain a strong and vibrant rural America and continues to focus on the fundamentals that will build long-term value for our stockholders."
Business Segments and Presentation
Farmer Mac's management has determined that Farmer Mac's operations are most easily analyzed and managed as four reportable operating segments effective January 1, 2014. The four segments are Farm & Ranch, USDA Guarantees, Rural Utilities, and an Institutional Credit segment that was newly-designated beginning in 2014. The Institutional Credit business segment is comprised of all of Farmer Mac's AgVantage securities, which were included as components of the Farm & Ranch and Rural Utilities segments prior to 2014. Net effective spread by business segment for second quarter 2014 was $7.8 million (164 basis points) for Farm & Ranch, $4.2 million (99 basis points) for USDA Guarantees, $3.0 million (116 basis points) for Rural Utilities, and $7.3 million (57 basis points) for Institutional Credit. All segments increased both in dollars and basis points of net effective spread income compared to first quarter 2014.
Business Volume
Farmer Mac added $590.2 million of new business during second quarter 2014, with Farm & Ranch loan purchases and Institutional Credit AgVantage securities purchases driving the volume. Specifically, Farmer Mac:

•	purchased $159.1 million of newly originated Farm & Ranch loans;

•	added $34.9 million of Farm & Ranch loans under LTSPCs;

•	purchased $90.8 million of USDA Securities;

•	purchased $4.7 million of Rural Utilities loans; and

•	purchased $300.8 million of AgVantage securities.

This total new business was slightly less than the amount of maturities and principal paydowns on existing business, so Farmer Mac's outstanding business volume decreased a net $35.7 million from March 31, 2014 to $14.1 billion as of June 30, 2014. Two factors that contributed to this modest reduction in outstanding business volume were maturities of AgVantage securities in excess of AgVantage new business and refinancings and still-slow volumes for Rural Utilities. Total principal paydowns and maturities in second quarter 2014 were $625.9 million, including $159.3 million of unscheduled payments, which continues to result in significantly reduced prepayment rates compared to 2013. Over half of the maturities and principal paydowns during second quarter 2014 were attributable to AgVantage securities.
Demand is still strong for Farmer Mac's loan products in the Farm & Ranch line of business, although growth rates have leveled off. Farmer Mac also completed two AgVantage securities purchases this quarter secured by Rural Utilities loans totaling $295.8 million. Farmer Mac continues to expand its lender network and customer base, which may generate additional demand for Farmer Mac's products from new sources.
Credit Quality
The high credit quality of Farmer Mac's four lines of business continued during second quarter 2014. In the Farm & Ranch portfolio, 90-day delinquencies were $25.9 million (0.49 percent of the Farm & Ranch portfolio) as of June 30, 2014, compared to $28.3 million (0.55 percent) as of December 31, 2013 and $33.9 million (0.69 percent) as of June 30, 2013. Farmer Mac recorded net releases of $2.6 million from the allowance for losses during second quarter 2014, compared to net releases of $0.7 million for second quarter 2013. Charge-offs were $57,000 in second quarter 2014, a decrease from $70,000 in the same period for 2013.
For Farmer Mac's other lines of business, there are currently no delinquent AgVantage securities or Rural Utilities loans, and USDA Securities are backed by the full faith and credit of the United States. As a result, across all of Farmer Mac's lines of business, 90-day delinquencies represented 0.18 percent of total volume as of June 30, 2014, compared to 0.20 percent as of December 31, 2013 and 0.25 percent as of June 30, 2013.
Drought conditions have persisted this year in the western part of the United States, including California. Farmer Mac has not observed any material effect on its portfolio due to the drought conditions, although continuation of extreme or exceptional drought conditions beyond the 2014 water year could have an adverse effect on Farmer Mac's delinquency rates and ultimately its loss experience. This is particularly true in the permanent plantings sector, where the value of the related collateral is closely tied to the production value and capability of the permanent plantings, and in the dairy sector, which may experience increased feed costs as water is diverted away from hay acreage commonly relied upon by dairy producers and toward land supporting other agricultural commodities. Farmer Mac believes that it remains well-collateralized on loans in its Farm & Ranch line of business, including its permanent planting and dairy portfolios.
Liquidity and Capital
Farmer Mac is required to hold capital in excess of both its statutory minimum capital requirement and the amount required by the risk-based capital stress test prescribed by Farm Credit Administration ("FCA") regulations. Farmer Mac's core capital totaled $750.3 million as of June 30, 2014, exceeding the statutory minimum capital requirement by $317.7 million, or 73 percent.
As of June 30, 2014, Farmer Mac's total stockholders' equity was $536.4 million, compared to $332.6 million as of December 31, 2013. A $38.1 million increase in accumulated other comprehensive income ("AOCI") and the aggregate net issuance of $146.4 million of Series B and Series C Preferred Stock contributed to a majority of the increase in equity. The change in AOCI resulted primarily from increases in unrealized gains on available-for-sale securities due to decreases in interest rates in 2014.
As prescribed by FCA regulations that became effective April 30, 2014, Farmer Mac is required to maintain a minimum of 90 days of liquidity and use new methodology for calculating the available days of liquidity during second quarter 2014. In accordance with the methodology prescribed by those regulations, Farmer Mac maintained an average of 165 days of liquidity during second quarter 2014 and had 168 days of liquidity as of June 30, 2014. Farmer Mac does not expect that this change in regulation requiring a minimum of 90 days of liquidity, instead of the 60 days that was required prior to second quarter 2014, will have a material effect on its operations or financial condition.
Cash Management and Liquidity Initiative
As described in more detail in Farmer Mac's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2014 filed today with the Securities and Exchange Commission (SEC), Farmer Mac introduced a cash management and liquidity initiative in second quarter 2014 to diversify its short term investment alternatives and potentially position itself for eligibility to participate in the reverse repurchase facility (the “RRP Facility”) of the Federal Reserve Bank of New York. This initiative involved establishing a significant term repurchase agreement ("repo") investment, as well as an associated financing liability. As of June 30, 2014, this resulted in $1.6 billion of term repo assets, presented as “securities purchased under agreements to resell,” and $1.7 billion of related liabilities, presented as “securities sold, not yet purchased” in Farmer Mac’s balance sheet. The initiative also produced an $11.6 million tax benefit (from capital loss carryforwards that previously had a full valuation allowance against them), recorded as a reduction to income tax expense, as well as interest expense and fair value gains associated with the securities sold, not yet purchased financing in Farmer Mac's income statement.
Although there is no assurance that the Federal Reserve will approve Farmer Mac as a participant in the RRP Facility if and when the Federal Reserve invites new applicants, Farmer Mac believes that its recent significant repo activity increases the likelihood that Farmer Mac would be in a position to meet or exceed all of the eligibility requirements if the Federal Reserve decides to accept new applications for the RRP Facility. Farmer Mac believes that participation in the RRP Facility would provide Farmer Mac with key benefits, including:

•
diversifying Farmer Mac’s short-term investment alternatives by providing a cost-effective alternative to other sources of short-term investments that can be utilized in significant size and that is likely to be available even in times of stress in the financial markets; and

•	reducing Farmer Mac’s counterparty risk compared to the typical commercial counterparty risk inherent in similar transactions with non-governmental entities.
Farmer Mac's increased repo investments during second quarter 2014 were executed in a series of smaller transactions and primarily financed by immediately selling the U.S. Treasury securities delivered as collateral under the terms of the repo investments. The cash proceeds from the sale of those securities, which are effectively “borrowed” and must be returned to the counterparty on the maturity date of the repo transaction upon payment of the negotiated repurchase amount, effectively funds Farmer Mac’s investment in the related repo investment. Funding of the repo investments through the sale of the borrowed collateral provides a flexible financing source that can be unwound at any time by covering the position, as opposed to debt financing that would remain outstanding for its full term. Farmer Mac intends to reinvest these term repos as they mature throughout 2014 and maintain the related financing position for most of 2014 to further enhance its position to apply to the RRP Facility. To maximize cash liquidity across the end of fourth quarter 2014, Farmer Mac expects to close these term repo positions as they mature throughout fourth quarter 2014 by purchasing the U.S. Treasury securities sold, not yet purchased in the open market and delivering them to the repo counterparties, which will also liquidate the related liability. Farmer Mac will then evaluate the amount of repo investment activity it believes is appropriate going forward in 2015.
Before closing out these positions, Farmer Mac will carry its liability for the securities sold, not yet purchased at fair value, with changes in fair value being included in earnings. As Farmer Mac closes out the positions of the securities sold, not yet purchased in fourth quarter 2014, it expects to recognize capital gains for federal income tax purposes based on the difference between the sales and purchase prices of the U.S. Treasury securities. Farmer Mac expects to recognize capital gains on these positions because all of the Treasury securities that are being sold are currently trading at a premium to their face amount as they bear an above-market coupon. This premium price is expected to decrease closer to par by the time Farmer Mac purchases and closes the securities sold, not yet purchased position, as interest coupons are paid on the securities and the maturity dates get closer. Consequently, Farmer Mac expects to cover its positions for less than the proceeds that it received when it sold the original securities to finance the transaction. On a pre-tax basis, Farmer Mac expects that the financing cost of this strategy will exceed the capital gains recognized for income tax purposes. However, on an after-tax basis, Farmer Mac expects to realize a significant net tax benefit associated with this strategy in 2014 because Farmer Mac has capital loss carryforwards that can be applied to offset the expected capital gains.
For both the three and six months ended June 30, 2014, Farmer Mac incurred a total of $7.8 million in interest expense related to the financing costs of this strategy. For both the three and six months ended June 30, 2014, Farmer Mac recognized unrealized gains of $7.8 million from the securities sold, not yet purchased. As of June 30, 2014, Farmer Mac recognized an $11.6 million tax benefit by reducing its valuation allowance against its deferred tax asset related to capital loss carryforwards.
Farmer Mac estimates that the full-year, net economic benefit of the cash management and liquidity strategy described above will be approximately $8 million to $9 million in 2014, after netting the related incremental after-tax net financing costs over the term of this transaction with the tax benefit recognized in second quarter 2014. Farmer Mac estimates that the incremental after-tax financing expenses that will be incurred in the second half of 2014 related to this strategy will be $2 million. All of the estimates related to this strategy assume that interest rates remain constant. The interest expense, unrealized fair value changes, and the tax benefits of this strategy are included as part of core earnings, while the related interest expense is excluded from net effective spread because the associated benefit is not similarly recorded in net effective spread, but rather through tax benefits.
Reconciliation of Core and GAAP Earnings
Farmer Mac uses core earnings, a non-GAAP financial measure, to measure corporate economic performance and develop financial plans because, in management's view, core earnings is a useful alternative measure in understanding Farmer Mac's economic performance, transaction economics, and business trends. Core earnings principally differs from net income attributable to common stockholders by excluding the effects of fair value accounting, which are not expected to have a cumulative net impact on financial condition or results of operations reported in accordance with GAAP if the related financial instruments are held to maturity, as is generally expected. Core earnings also differs from net income attributable to common stockholders by excluding specified infrequent or unusual transactions that Farmer Mac believes are not indicative of future operating results and that may not reflect the trends and economic financial performance of Farmer Mac's core business. This non-GAAP financial measure may not be comparable to similarly labeled non-GAAP financial measures disclosed by other companies. Farmer Mac's disclosure of this non-GAAP measure is intended to be supplemental in nature, and is not meant to be considered in isolation from, as a substitute for, or as more important than, the related financial information prepared in accordance with GAAP.

A reconciliation of Farmer Mac's net income attributable to common stockholders to core earnings is presented in the following tables:

Reconciliation of Net Income Attributable to Common Stockholders to Core Earnings
	For the Three Months Ended
	June 30, 2014	June 30, 2013
	(in thousands, except per share amounts)
Net income attributable to common stockholders	$20,205	$27,745
Less the after-tax effects of:
Unrealized (losses)/gains on financial derivatives and hedging activities	(3,053)	11,021
Unrealized trading losses (1)	(46)	(212)
Amortization of premiums/discounts and deferred gains on assets consolidated at fair value	(179)	(564)
Net effects of settlements on agency forward contracts	236	955
Sub-total	(3,042)	11,200
Core earnings	$23,247	$16,545

Composition of Core Earnings:
Revenues:
Net effective spread	$26,349	$26,063
Guarantee and commitment fees	6,916	6,954
Other (2)	(520)	3,274
Total revenues	32,745	36,291

Credit related expenses:
Release of losses	(2,557)	(704)
REO operating expenses	59	259
Gains on sale of REO	(168)	(1,124)
Total credit related income	(2,666)	(1,569)

Operating expenses:
Compensation and employee benefits	4,889	4,571
General and administrative	3,288	2,715
Regulatory fees	594	594
Total operating expenses	8,771	7,880

Net earnings	26,640	29,980
Income tax (benefit)/expense (3)	(4,734)	7,007
Non-controlling interest	5,819	5,547
Preferred stock dividends	2,308	881
Core earnings	$23,247	$16,545

Core earnings per share:
Basic	$2.13	$1.53
Diluted	2.05	1.48

(1)	Excludes unrealized gains related to securities sold, not yet purchased of $7.8 million during the three months ended June 30, 2014.

(2)
Includes $7.8 million of interest expense related to securities purchased under agreements to resell and securities sold, not yet purchased and $7.8 million of unrealized gains on securities sold, not yet purchased during the three months ended 2014. Includes $3.1 million of realized gains from the sale of an available-for-sale investment security during the three months ended June 30, 2013.

(3)
Includes the reduction of $11.6 million of tax valuation allowance against capital loss carryforwards related to expected capital gains on securities sold, not yet purchased during the three months ended June 30, 2014. Includes the reduction of $1.1 million of tax valuation allowance against capital loss carryforwards related to realized gains from the sale of an available for sale investment security during the three months ended June 30, 2013.

Reconciliation of Net Income Attributable to Common Stockholders to Core Earnings
	For the Six Months Ended
	June 30, 2014	June 30, 2013
	(in thousands, except per share amounts)
Net income attributable to common stockholders	$21,018	$43,935
Less the after-tax effects of:
Unrealized (losses)/gains on financial derivatives and hedging activities	(5,448)	16,733
Unrealized trading gains/(losses) (1)	380	(76)
Amortization of premiums/discounts and deferred gains on assets consolidated at fair value (2)	(8,206)	(1,182)
Net effects of settlements on agency forward contracts	60	617
Sub-total	(13,214)	16,092
Core earnings	$34,232	$27,843

Composition of Core Earnings:
Revenues:
Net effective spread	$50,051	$52,326
Guarantee and commitment fees	13,965	13,746
Other (3)	(930)	3,460
Total revenues	63,086	69,532

Credit related expenses:
(Release of)/provision for losses	(1,883)	472
REO operating expenses	61	385
Gains on sale of REO	(165)	(1,171)
Total credit related income	(1,987)	(314)

Operating expenses:
Compensation and employee benefits	9,345	9,269
General and administrative	6,082	5,632
Regulatory fees	1,188	1,188
Total operating expenses	16,615	16,089

Net earnings	48,458	53,757
Income tax (benefit)/expense (4)	(400)	13,088
Non-controlling interest	11,366	11,094
Preferred stock dividends	3,260	1,732
Core earnings	$34,232	$27,843

Core earnings per share:
Basic	$3.14	$2.58
Diluted	3.02	2.49

(1)	Excludes unrealized gains related to securities sold, not yet purchased of $7.8 million during the six months ended June 30, 2014.

(2)	Includes $7.5 million related to the acceleration of premium amortization in first quarter 2014 due to significant refinancing activity in the Rural Utilities line of business.

(3)
Includes $7.8 million of interest expense related to securities purchased under agreements to resell and securities sold, not yet purchased and $7.8 million of unrealized gains on securities sold, not yet purchased during the six months ended 2014. Includes $3.1 million of realized gains from the sale of an available-for-sale investment security during the six months ended June 30, 2013.

(4)
Includes the reduction of $11.6 million of tax valuation allowance against capital loss carryforwards related to expected capital gains on securities sold, not yet purchased during the six months ended June 30, 2014. Includes the reduction of $1.1 million of tax valuation allowance against capital loss carryforwards related to realized gains from the sale of an available for sale investment security during the six months ended June 30, 2013.

More complete information about Farmer Mac's performance for second quarter 2014 is set forth in Farmer Mac's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2014 filed today with the SEC.
Forward-Looking Statements
In addition to historical information, this release includes forward-looking statements that reflect management's current expectations as to Farmer Mac's future financial results, business prospects, and business developments. Management's expectations for Farmer Mac's future necessarily involve a number of assumptions and estimates and the evaluation of risks and uncertainties. Various factors or events could cause Farmer Mac's actual results to differ materially from the expectations as expressed or implied by the forward-looking statements, including uncertainties regarding:

•	the availability to Farmer Mac and Farmer Mac II LLC of debt and equity financing and, if available, the reasonableness of rates and terms;

•	legislative or regulatory developments that could affect Farmer Mac or its sources of business, including but not limited to developments related to the implementation of agricultural policies and programs resulting from the recently enacted Agricultural Act of 2014 (referred to as the 2014 Farm Bill), including the elimination of direct payments to agricultural producers by the USDA and increased federal subsidies for enhanced crop insurance programs;

•	fluctuations in the fair value of assets held by Farmer Mac and Farmer Mac II LLC;

•
the rate and direction of development of the secondary market for agricultural mortgage and rural utilities loans, including lender interest in Farmer Mac credit products and the secondary market provided by Farmer Mac;

•	the general rate of growth in agricultural mortgage and rural utilities indebtedness;

•
the impact of economic conditions, including the effects of drought and other weather-related conditions and fluctuations in agricultural real estate values, on agricultural mortgage lending and borrower repayment capacity;

•	developments in the financial markets, including possible investor, analyst, and rating agency reactions to events involving government-sponsored enterprises, including Farmer Mac;

•	changes in the level and direction of interest rates, which could, among other things, affect the value of collateral securing Farmer Mac's agricultural mortgage loan assets; and

•	volatility in commodity prices relative to costs of production and/or export demand for U.S.

agricultural products.
Other risk factors are discussed in Farmer Mac's Annual Report on Form 10‑K for the year ended December 31, 2013, as filed with the SEC on March 13, 2014, Farmer Mac's Quarterly Report on Form 10-Q for the quarter ended March 31, 2014, as filed with the SEC on May 12, 2014, and in Farmer Mac's Quarterly Report on Form 10-Q for the quarter ended June 30, 2014, as filed with the SEC on August 11, 2014. In light of these potential risks and uncertainties, no undue reliance should be placed on any forward-looking statements expressed in this release.  The forward-looking statements contained in this release represent management's expectations as of the date of this release. Farmer Mac undertakes no obligation to release publicly the results of revisions to any forward-looking statements included in this release to reflect new information or any future events or circumstances, except as the SEC otherwise requires.
Earnings Conference Call Information
The conference call to discuss Farmer Mac's second quarter 2014 financial results and Form 10-Q will be held beginning at 11:00 a.m. eastern time on Monday, August 11, 2014 and can be accessed by telephone or live webcast as follows:
Telephone (Toll Free): 877-870-4263
Webcast: http://www.farmermac.com/Investors/ConferenceCall/
If you are dialing in to the call, please ask for the conference chairman Tim Buzby. You will receive additional instructions when you join the call. The call can be heard live and will also be available for replay on Farmer Mac’s website at the link provided above for two weeks following the conclusion of the call.
General Information
Farmer Mac is the stockholder-owned company created to deliver capital and increase lender competition for the benefit of American agriculture and rural communities. Farmer Mac's Class C non-

voting common stock and Class A voting common stock are listed on the New York Stock Exchange under the symbols AGM and AGM.A, respectively. Additional information about Farmer Mac (including the Annual Report on Form 10-K and Quarterly Report on Form 10-Q referenced above) is available on Farmer Mac's website at www.farmermac.com. Farmer Mac II LLC is a subsidiary of Farmer Mac that operates the USDA Guarantees line of business of purchasing and holding USDA-guaranteed loans. Information about Farmer Mac II LLC is available on its website at www.farmermac2.com.

* * * *

FEDERAL AGRICULTURAL MORTGAGE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)

	As of
	June 30, 2014	December 31, 2013
	(in thousands)
Cash and cash equivalents	$384,123	$749,313
Securities purchased under agreements to resell	1,640,686	—
Investment securities	2,316,843	2,484,075
Farmer Mac Guaranteed Securities	5,094,010	5,091,600
USDA Securities	1,683,029	1,612,013
Loans:
Loans	2,671,451	2,570,125
Loans held in consolidated trusts	668,736	629,989
Allowance for loan losses	(5,770)	(6,866)
Total loans, net of allowance	3,334,417	3,193,248
Other assets	216,994	231,531
Total Assets	$14,670,102	$13,361,780
Notes Payable:
Due within one year	$6,265,018	$7,338,781
Due after one year	5,401,118	5,001,169
Total notes payable	11,666,136	12,339,950
Securities sold, not yet purchased	1,673,532	—
Debt securities of consolidated trusts held by third parties	377,518	261,760
Reserve for losses	5,595	6,468
Other liabilities	175,047	179,133
Total Liabilities	13,897,828	12,787,311
Preferred stock	204,774	58,333
Common stock	10,924	10,886
Additional paid-in capital	111,958	110,722
Accumulated other comprehensive income/(loss)	21,923	(16,202)
Retained earnings	186,842	168,877
Non-controlling interest - preferred stock	235,853	241,853
Total Equity	772,274	574,469
Total Liabilities and Equity	$14,670,102	$13,361,780

FEDERAL AGRICULTURAL MORTGAGE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	For the Three Months Ended		For the Six Months Ended
	June 30, 2014	June 30, 2013	June 30, 2014	June 30, 2013
	(in thousands, except per share amounts)
Interest income:
Net interest income	$19,273	$28,161	$34,265	$56,531
Release of allowance for loan losses	1,583	529	1,010	99
Net interest income after release for loan losses	20,856	28,690	35,275	56,630
Non-interest income:
Guarantee and commitment fees	6,403	6,759	12,921	13,371
(Losses)/gains on financial derivatives and hedging activities	(5,698)	14,983	(13,276)	19,477
Gains/(losses) on trading assets	7,748	(327)	8,403	(117)
Gains on sale of available-for-sale investment securities	143	3,071	158	3,073
Gains on sale of real estate owned	168	1,124	165	1,171
Other income	200	873	292	1,953
Non-interest income	8,964	26,483	8,663	38,928
Non-interest expense:
Compensation and employee benefits	4,889	4,571	9,345	9,269
General and administrative	3,288	2,715	6,082	5,632
(Release of)/provision for losses	(974)	(175)	(873)	571
Other non-interest expense	653	853	1,249	1,573
Non-interest expense	7,856	7,964	15,803	17,045
Income before income taxes	21,964	47,209	28,135	78,513
Income tax (benefit)/expense	(6,368)	13,036	(7,509)	21,752
Net income	28,332	34,173	35,644	56,761
Less: Net income attributable to non-controlling interest - preferred stock dividends	(5,819)	(5,547)	(11,366)	(11,094)
Net income attributable to Farmer Mac	22,513	28,626	24,278	45,667
Preferred stock dividends	(2,308)	(881)	(3,260)	(1,732)
Net income attributable to common stockholders	$20,205	$27,745	$21,018	$43,935

Earnings per common share and dividends:
Basic earnings per common share	$1.85	$2.57	$1.93	$4.08
Diluted earnings per common share	$1.78	$2.48	$1.85	$3.93
Common stock dividends per common share	$0.14	$0.12	$0.28	$0.24

The following table sets forth information regarding outstanding volume in each of Farmer Mac's four lines of business as of the dates indicated:

Outstanding Balances of Loans Held, Loans Underlying Off-Balance Sheet Farmer Mac Guaranteed
Securities and LTSPCs, AgVantage Securities, USDA Securities, and Farmer Mac Guaranteed USDA Securities
	June 30, 2014	December 31, 2013
	(in thousands)
On-balance sheet:
Farm & Ranch:
Loans	$1,955,207	$1,875,958
Loans held in trusts:
Beneficial interests owned by third party investors	371,960	259,509
USDA Guarantees:
USDA Securities	1,672,998	1,645,806
Farmer Mac Guaranteed USDA Securities	20,675	21,089
Rural Utilities:
Loans	719,784	698,010
Loans held in trusts:
Beneficial interests owned by Farmer Mac	292,529	354,241
Institutional Credit:
AgVantage Securities	5,051,043	5,066,855
Total on-balance sheet	$10,084,196	$9,921,468
Off-balance sheet:
Farm & Ranch:
LTSPCs	$2,279,121	$2,261,862
Guaranteed Securities	704,376	765,751
USDA Guarantees:
Farmer Mac Guaranteed USDA Securities	16,662	20,222
Institutional Credit:
AgVantage Securities	988,187	981,009
Total off-balance sheet	$3,988,346	$4,028,844
Total	$14,072,542	$13,950,312

The following table presents the quarterly net effective spread by business segment for second quarter 2014 and the previous eight quarters:

	Net Effective Spread by Business Segment
	Farm & Ranch		USDA Guarantees		Rural Utilities		Institutional Credit		Corporate		Net Effective Spread
	Dollars	Yield	Dollars	Yield	Dollars	Yield	Dollars	Yield	Dollars	Yield	Dollars	Yield
	(dollars in thousands)
For the quarter ended:
June 30, 2014	$7,820	1.64%	$4,159	0.99%	$2,953	1.16%	$7,257	0.57%	$4,160	0.57%	$26,349	0.84%
March 31, 2014 (1)	7,114	1.53%	3,784	0.91%	1,990	0.73%	6,672	0.53%	4,142	0.56%	23,702	0.75%
December 31, 2013 (1)	10,113	2.20%	4,022	0.97%	2,379	0.89%	6,210	0.49%	4,420	0.58%	27,144	0.85%
September 30, 2013	7,980	1.86%	4,505	1.09%	2,974	1.12%	6,205	0.49%	4,117	0.57%	25,781	0.83%
June 30, 2013	8,228	2.08%	4,508	1.12%	3,056	1.14%	5,977	0.48%	4,294	0.63%	26,063	0.87%
March 31, 2013	8,083	2.20%	4,694	1.17%	3,183	1.20%	5,863	0.50%	4,440	0.61%	26,263	0.90%
December 31, 2012	7,936	2.24%	4,718	1.21%	3,154	1.22%	5,970	0.52%	4,682	0.61%	26,460	0.91%
September 30, 2012	8,317	2.49%	4,375	1.13%	3,260	1.29%	6,096	0.55%	5,208	0.66%	27,256	0.95%
June 30, 2012	8,980	2.78%	4,398	1.16%	2,995	1.22%	5,954	0.56%	4,881	0.67%	27,208	0.99%

(1)
First quarter 2014 includes the impact in Rural Utilities of spread compression from the early refinancing of loans (41 basis points). Fourth quarter 2013 includes the impact in Farm & Ranch net effective spread of one-time adjustments for recovered buyout interest and yield maintenance (40 basis points in aggregate) and the impact in Rural Utilities of spread compression from the early refinancing of loans (26 basis points).

The following table presents quarterly core earnings reconciled to net income attributable to common stockholders for second quarter 2014 and each of the previous eight quarters:

Core Earnings by Quarter Ended
	June 2014	March 2014	December 2013	September 2013	June 2013	March 2013	December 2012	September 2012	June 2012
	(in thousands)
Revenues:
Net effective spread (1)	$26,349	$23,702	$27,144	$25,781	$26,063	$26,263	$26,460	$27,256	$27,209
Guarantee and commitment fees	6,916	7,049	7,130	7,046	6,954	6,792	6,764	6,591	6,607
Other (2)	(520)	(410)	427	(466)	3,274	186	393	384	(294)
Total revenues	32,745	30,341	34,701	32,361	36,291	33,241	33,617	34,231	33,522

Credit related (income)/expense:
(Release of)/provision for losses	(2,557)	674	12	(36)	(704)	1,176	1,157	94	174
REO operating expenses	59	2	3	35	259	126	47	66	15
(Gains)/losses on sale of REO	(168)	3	(26)	(39)	(1,124)	(47)	(629)	13	(262)
Total credit related (income)/expense	(2,666)	679	(11)	(40)	(1,569)	1,255	575	173	(73)

Operating expenses:
Compensation and employee benefits	4,889	4,456	4,025	4,523	4,571	4,698	5,752	4,375	4,574
General and administrative	3,288	2,794	3,104	2,827	2,715	2,917	2,913	2,788	2,664
Regulatory fees	594	594	594	593	594	594	594	562	562
Total operating expenses	8,771	7,844	7,723	7,943	7,880	8,209	9,259	7,725	7,800

Net earnings	26,640	21,818	26,989	24,458	29,980	23,777	23,783	26,333	25,795
Income tax (benefit)/expense (3)	(4,734)	4,334	5,279	6,263	7,007	6,081	5,914	6,682	6,627
Non-controlling interest	5,819	5,547	5,546	5,547	5,547	5,547	5,546	5,547	5,547
Preferred stock dividends	2,308	952	882	881	881	851	720	719	720
Core earnings	$23,247	$10,985	$15,282	$11,767	$16,545	$11,298	$11,603	$13,385	$12,901

Reconciling items (after-tax effects):
Unrealized (losses)/gains on financial derivatives and hedging activities	(3,053)	(2,395)	8,003	4,632	11,021	5,712	4,719	3,456	(14,035)
Unrealized (losses)/gains on trading assets	(46)	426	(50)	(407)	(212)	136	1,778	(286)	(2,006)
Amortization of premiums/discounts and deferred gains on assets consolidated at fair value	(179)	(8,027)	(10,864)	(421)	(564)	(618)	(4,534)	(873)	(901)
Net effects of settlements on agency forwards	236	(176)	114	(158)	955	(338)	(102)	699	(250)
Lower of cost or fair value adjustments on loans held for sale	—	—	—	—	—	—	(3,863)	—	—
Net income/(loss) attributable to common stockholders	$20,205	$813	$12,485	$15,413	$27,745	$16,190	$9,601	$16,381	$(4,291)

(1)
The difference between first quarter 2014 and fourth quarter 2013 net effective spread was due to the impact of one-time adjustments for recovered buyout interest and yield maintenance of $1.8 million in fourth quarter 2013, $0.4 million associated with the early refinancing of AgVantage securities and the recasting of certain Rural Utilities loans, and a lower day count in first quarter 2014.

(2)	First quarter 2014 includes additional hedging costs of $0.6 million. Fourth quarter 2013 includes gains on the repurchase of debt of $1.5 million, partially offset by realized losses on the sale of available-for-sale securities of $0.9 million and additional hedging costs of $0.2 million. Second quarter 2013 includes $3.1 million of realized gains from the sale of an available-for-sale investment security.

(3)
Second quarter 2014 reflects a reduction of $11.6 million of tax valuation allowance against capital loss carryforwards related to expected capital gains on securities sold, not yet purchased. First quarter 2014 and fourth quarter 2013 reflect a reduction in tax valuation allowance of $0.9 million and $2.1 million, respectively, associated with certain gains on investment portfolio assets. Second quarter 2013 includes the reduction of $1.1 million of tax valuation allowance against capital loss carryforwards related to realized gains from the sale of an available for sale investment security.